  SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Progenics Pharmaceuticals, Inc.
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(Name of Issuer)

Common Stock, par value $0.0013 per share
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(Title of Class of Securities)

743187106
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(CUSIP Number)

December 31, 2005
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------
CUSIP NO. 743187106
---------------------------------
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NAME OF REPORTING PERSON
1.     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Paul J. Maddon, M.D., Ph.D.
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CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
2.                                                   (a) [_]
                                                  (b) [_]
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SEC USE ONLY
3.
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CITIZENSHIP OR PLACE OF ORGANIZATION
4.
United States of America
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SOLE VOTING POWER
5.
NUMBER OF
1,879,079
SHARES       --------------------------------------------------------------------------------------
SHARED VOTING POWER
BENEFICIALLY                6.

OWNED BY       None
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EACH           SOLE DISPOSITIVE POWER
7.
REPORTING
1,879,079
PERSON           --------------------------------------------------------------------------------------
SHARED DISPOSITIVE POWER
WITH:           8.
None
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AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.
1,879,079
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CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.                                                                [_]

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PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
7.1%
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TYPE OF REPORTING PERSON
12.
IN
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Item 1.

(a) Name of Issuer:

Progenics Pharmaceuticals, Inc.

(b) Address of Issuer’s Principal Executive Offices:

777 Old Saw Mill River Road
Tarrytown, NY 10591

Item 2.

(a) Name of Person Filing:

Paul J. Maddon, M.D., Ph.D.

(b) Address of Principal Business Office or, if none, Residence:

777 Old Saw Mill River Road
Tarrytown, NY 10591

(c) Citizenship:

United States of America

(d) Title of Class of Securities:

    Common Stock, par value $0.0013 per share

(e) CUSIP Number:

743187106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

N/A

Item 4.	Ownership.

(a) Amount Beneficially Owned:

1,879,079 shares, which includes 587,429 shares, 1,291,650 shares that may be acquired upon exercise of certain options held by reporting person and 1,000 shares held by reporting person's spouse (the beneficial ownership of which the reporting person disclaims). Excludes 90,229 shares held by a trust, of which the reporting person’s spouse is the beneficiary; neither the reporting person nor his spouse has investment control over such trust.

(b) Percent of class:

7.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

1,879,079

(ii) Shared power to vote or to direct the vote

None

(iii) Sole power to dispose or to direct the disposition of

1,879,079

(iv) Shared power to dispose or to direct the disposition of

None

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8.	Identification and Classification of Members of the Group.

N/A

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2006

/s/ Paul J. Maddon, M.D., Ph.D.

Paul J. Maddon, M.D., Ph.D.